EXHIBIT 10.3
R. G. BARRY CORPORATION
DEFERRAL PLAN
Effective January 1, 2006
1.00 Purpose
Effective January 1, 2006, the R. G. Barry Corporation adopts the R. G. Barry Corporation Deferral Plan to provide supplemental deferred compensation to Participants based on the value of equity awards issued under the Equity Plan and deferred into this Plan. The Plan is intended to be an unfunded, nonqualified program of deferred compensation within the meaning of Title I of ERISA.
2.00 Definitions
Whenever used in this Plan, the following words, terms and phrases will have the meanings given to them in this section, unless another meaning is expressly provided elsewhere in this document or clearly is required by the context. Also, the form of any word, term or phrase will include all of its other forms.
2.01 Account: The Account established under Section 4.01 for each Participant.
2.02 Beneficiary: The person a Member designates to receive (or to exercise) any Plan benefit (or right) that is undistributed (or unexercised) when the Member dies. A Beneficiary may be designated only by following the procedures described in Section 11.06.
2.03 Board: The Company’s board of directors.
2.04 Change in Control: As defined under Code §409A.
2.05 Code: The Internal Revenue Code of 1986, as amended, and all pertinent regulations, rulings directly related to the Plan and published Internal Revenue Service rulings of general application issued under the Code.
2.06 Committee: The administrative committee described in Section 7.00.
2.07 Company: R. G. Barry Corporation, an Ohio corporation.
2.08 Director: A person who [1] is an elected member of the Board or of the board of directors of a Related Entity (or has been appointed to the Board or to the board of directors of a Related Entity to fill an unexpired term and will continue to serve at the expiration of that term only if elected by shareholders) and [2] is not an Employee.
2.09 Disability: As defined under Code §409A.
2.10 Effective Date: January 1, 2006.

2.11 Eligible Person: Each Employee and Director who meets the eligibility criteria listed in Section 3.00.
2.12 Employee: Each person employed by an Employer.
2.13 Employer: The Company and any Related Entity that adopts this Plan as provided in Section 11.13.
2.14 Equity Plan: The R. G. Barry Corporation 2005 Long-Term Incentive Plan and any successors to it.
2.15 ERISA: The Employee Retirement Income Security Act of 1974, as amended.
2.16 Inactive Participant: A person who [1] is actively employed by an Employer but no longer meets the eligibility conditions described in Section 3.00, [2] is transferred to the direct employment of a Related Entity that is not an Employer or [3] has Terminated but has not received a complete distribution of his or her Plan Benefit.
2.17 Investment Fund: The funds established by the Committee under Section 4.02 to measure the investment gains and losses attributable to each Member’s Account.
2.18 Key Employee: A “specified employee” as defined under Code §409A.
2.19 Member: Collectively, [1] a Participant, [2] an Inactive Participant and [3] as appropriate, the Beneficiary of a deceased Member.
2.20 Participant: An Eligible Person who has met and continues to meet the conditions described in Section 3.00.
2.21 Participation Agreement: The agreement that each Eligible Person must complete and return to the Company upon becoming a Participant.
2.22 Plan: The R. G. Barry Corporation Deferral Plan, as described in this document and any amendments to it.
2.23 Plan Benefit: The balance of a Member’s Account as of any Valuation Date.
2.24 Plan Year: Each fiscal year of the Company during which the Plan is in effect.
2.25 Related Entity: Any business entity related, through common control (as defined under Code §409A), to the Company.
2.26 Termination: A “separation from service” as defined under Code §409A.
2.27 Valuation Date: With respect to any Investment Fund (or component of an Investment Fund) [1] that is traded on a public stock exchange, each day the exchange is open and [2] that is not publicly traded, the last day of each Plan Year and [3] whether or not publicly traded, any other date or dates fixed by the Committee for the valuation and adjustment of Accounts.

3.00 Eligibility and Participation
3.01 Eligibility. Eligible Persons will consist of each [1] Director and [2] Employee to whom his or her Employer, in its sole discretion, extends the opportunity to participate in the Plan and who, in the Committee’s judgment [a] is highly compensated or a member of a select group of management employees (both within the meaning of Title I of ERISA); and [b] complies with Section 3.03.
3.02 Duration of Participation. An Eligible Person who has met the conditions described in Section 3.01 will continue to be a Participant until the earlier of the date he or she [1] no longer meets the conditions described in Section 3.01, [2] no longer is an Employee or a Director, whether or not he or she Terminates, or [3] in the case of Employees, is excluded (for any reason or for no reason) from the Plan by his or her Employer or by the Committee.
3.03 Participation Agreement.
[1] The Committee will prepare a Participation Agreement for each Eligible Person, although none of the Company, any Related Entity or the Committee (or any member of the Committee) will be liable for the effect of any failure to complete and send a Participation Agreement to an otherwise Eligible Person. This agreement will specify the date the Eligible Person may participate in the Plan and any other term or provision specifically affecting the Participant’s Plan Benefit or participation in the Plan.
[2] Each Eligible Person who has received a Participation Agreement described in Section 3.03[1] must complete and return the completed Participation Agreement to the Committee as a condition to participating in the Plan. Once completed and returned, a Member’s Participation Agreement will remain in effect and may subsequently be revoked or amended only as provided in that agreement.
4.00 Credits to Accounts
4.01 Participants’ Accounts. Subject to the rules described in this section and elsewhere in the Plan, the Committee will establish one or more Accounts for each Participant to which it will credit [1] deferred awards granted under the Equity Plan to be credited as of the date the awards vest under the terms of the Equity Plan and the award agreement to which the deferred award relates and [2] the amount calculated under Section 4.02.
4.02 Investment Fund. The Committee will establish and maintain an Investment Fund (which will be used to value each Member’s Account) based solely on the value and earnings of the Company’s stock. The Committee will account for each Member’s investment in the Investment Fund as if that investment had actually been made, although none of the Company, any Related Entity or the Committee (or any member of the Committee) is obliged to make the investment. The fair market value of the Investment Fund will be calculated as of each Valuation Date. Any increase or decrease in the value of the Investment Fund, less associated administrative and other Plan expenses described in Section 7.05, will be allocated to each Member’s Accounts.

4.03 Vesting. A Member will always be 100 percent vested in the amount credited to his or her Accounts.
5.00 Distribution of Plan Benefits
5.01 Normal Time, Schedule and Form of Payment. Except as otherwise provided in this Section 5.00:
[1] Subject to Section 5.01[2], Plan Benefits will be distributed in a single payment no later than March 15 of the calendar year that begins after the calendar year during which the earliest of any of the following occurs: a Change in Control, the Participant’s or Inactive Participant’s Termination or Disability or as provided in Section 9.02; but
[2] Regardless of the general rule stated in Section 5.01[1], Plan Benefits credited to a Key Employee’s Account will not be distributed during any period that payment may generate a penalty under Code §409A; and
[3] In all cases, Plan Benefits will be distributed in the form specified in the award agreement through which the deferred award was granted.
5.02 Optional Time, Schedule and Form of Payment. If a Participant elects in his or her Participation Agreement:
[1] Plan Benefits will be distributed (in the form specified in the award agreement through which the deferred award was granted) in five annual installments rather than in a single payment as described in Section 5.01[1]. The value of each annual installment will be equal to the Member’s Account balance divided by the number of remaining installments due. Subject to Section 5.02[2], the first annual installment will be distributed no later than March 15 of the calendar year that begins after the calendar year during which the earliest of any of the following occurs: a Change in Control, the Member’s Termination or Disability or as provided in Section 9.02. The remaining installments will be distributed annually on the anniversary date of the distribution event.
[2] Regardless of the rule stated in Section 5.02[1], the annual installments of the Plan Benefits credited to a Key Employee’s Account will not begin until the end of any period during which payment may generate a penalty under Code §409A.
[3] An election under this section must be filed with (and on a form prescribed by) the Committee no later than the latest date permitted under Code §409A and will be irrevocable when made.
5.03 Effect of Code §§280G and 4999. If the sum of the payments described in this section and those provided under all other plans, programs or agreements between the Member and all Related Entities generate a loss of deduction under Code §280G or an excise tax under Code §4999, the Company will reduce the value of the amounts distributed to the Member under this Plan to the greater of [1] $00.00 or [2] the amount necessary to ensure that his or her total “parachute payment” as defined in Code §280G(b)(2)(A) under this and all other plans, programs or agreements between the Member and all Related Entities will be $1.00 less than the amount that would generate a loss of deduction under Code §280G and an excise tax under Code §4999.
5.04 Full Discharge. Once a Member’s Account has been fully distributed, none of the Company, any Related Entity, the Committee or the Plan will have any further liability to the Member.
6.00 Taxes
6.01 Withholding for Taxes Due on Plan Benefits. Regardless of any other provision of this Plan, any payment due under the Plan to or on account of an Employee (or former Employee) will be reduced by the amount of any federal, state and local income, wage, employment and other taxes the Employer is required to withhold under any applicable law or regulation from any Plan Benefit. However, Directors will be solely liable for the payment of any taxes due on their Plan Benefit.
6.02 Withholding for Taxes Due Before Plan Benefits Begin. Subject to Code §409A, an Employee’s (or former Employee’s) portion of any employment, wage and other taxes imposed under any applicable law or regulation on any Plan Benefit before that Plan Benefit is distributed will be withheld from the Employee’s (or former Employee’s) other compensation or, if no other compensation is then payable, by reducing the value of the Plan Benefit by the amount required to be withheld. However, Directors will be solely liable for the payment of any taxes due before Plan Benefits begin.
7.00 Administration
7.01 Committee. The Board will designate the members of the Committee that administers this Plan. Any action by the Committee under the Plan may be taken by resolution of the Committee, by an officer of the Company or by any other person or persons duly authorized by resolution of the Committee.
7.02 Committee Duties. The Committee will be responsible for the general administration and management of the Plan and will administer the Plan on a nondiscriminatory basis in accordance with its terms. The Committee will have all powers and duties necessary to fulfill its responsibilities, including the following:
[1] To determine all questions relating to the eligibility of an Employee or Director to become a Participant;
[2] To determine, compute and certify the amount and kind of benefits payable to Members;
[3] To authorize payment of Plan Benefits;
[4] To maintain all records necessary for the administration of the Plan, other than those maintained by each Related Entity;

[5] To provide for disclosure of all information and filings or provision of all reports and statements to Members or governmental bodies that are required by the Code, ERISA or any other applicable law;
[6] To adopt or modify rules for the regulation or application of the Plan;
[7] To administer the claims procedure set forth in Section 7.03;
[8] To delegate any power or duty to any firm or person in accordance with Section 7.04;
[9] Unless otherwise provided in Section 7.03, to decide all other questions or disputes arising from the operation of the Plan;
[10] To exercise all other powers or duties granted to the Committee by other Plan provisions; and
[11] At least annually, apprise the Board and each Employer of the Plan’s operation, including the value of Plan Benefits.
7.03 Benefit Claims.
[1] Normally, a Member need not present a formal claim in order to receive his or her Plan Benefit. However, a Member or Beneficiary (“Claimant”), or the Company acting on behalf of a Claimant, must notify the Committee if the Claimant believes that he or she is entitled to a larger Plan Benefit than that proposed to be distributed. This request must be in writing directed to the Committee and must set forth the basis of the claim and authorize the Committee to conduct any examinations that may be necessary for the Committee, in its discretion, to assess the validity of the claim and to take steps necessary to facilitate the payment of Plan Benefits to which the Claimant may be entitled.
[2] A decision by the Committee will be made promptly but not later than 90 days after the Committee’s receipt of the claim for Plan Benefits, unless special circumstances warrant an extension of the time for processing the claim; in which case, a decision will be rendered as soon as possible, but not later than 180 days after the date the Committee received the initial claim for benefits.
[3] Whenever the Committee denies a claim for benefits, a written notice prepared in a manner calculated to be understood by the Claimant must be provided setting forth:
[a] The specific reasons for the denial;
[b] The specific reference to the pertinent Plan provisions on which the denial is based;
[c] A description of any additional material or information the Claimant must submit to perfect the claim and an explanation of why that material or information is necessary; and

[d] An explanation of the Plan’s claim review procedure.
[4] A Claimant whose claim has been wholly or partially denied:
[a] May request that the claim be reviewed by the Board;
[b] May review pertinent Plan documents; and
[c] May submit issues and comments in writing to the Board.
[5] Any request for review of a denied claim must be filed in writing with the Board within 60 days of the date the Claimant received the Committee’s written notice that the initial benefit claim had been wholly or partially denied.
[6] The Board’s decision on review must be made promptly, but not later than 60 days after the Board receives a request for review, unless special circumstances warrant an extension of the time for completing the review; in which case, a decision will be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The Board’s decision on review will be in writing and must include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions on which the decision is based.
7.04 Delegation of Administrative Responsibility.
[1] The Committee may delegate all or any portion of its administrative responsibilities with respect to the Plan, subject to the terms of this section.
[2] A delegation under this section may be made only through a written instrument signed by the Committee that specifies the responsibilities delegated to that delegate. Any delegation of responsibilities will be effective upon the date specified in the delegation, subject to written acceptance by the delegate. At least annually, any delegate must report to the Committee any information necessary to fully inform the Committee of the status and operation of the Plan and of the delegate’s discharge of the responsibilities delegated.
7.05 Compensation, Expenses and Indemnity.
[1] The Committee and any delegate under Section 7.04 who is an Employee will serve without compensation for services to the Plan. The Company and the Employers will furnish the Committee and any delegate under Section 7.04 with all clerical or other assistance necessary to perform his or her duties. The Committee is authorized to employ any legal counsel and advisors as it may deem advisable to assist in the performance of its duties hereunder.
[2] The Company will pay all expenses of administering the Plan, although these may be allocated among Employers.

[3] To the extent permitted by applicable law, the Company and each Employer will indemnify and save harmless the Board, the Committee and any delegate appointed under Section 7.04 who is an Employee against any and all expenses and liabilities (including legal fees incurred to defend against those liabilities) arising out of their discharge in good faith of the responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity. This indemnity does not preclude any further indemnities available under insurance purchased by the Company or any Related Entity or provided by the Company or a Related Entity under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, as are permitted under applicable law.
7.06 Effect of Committee Action.
[1] All actions taken and all determinations made by the Committee in good faith will be final and binding upon all Members, the Company, each Employer, each Related Entity and any other person interested in the Plan. To the extent the Committee has been granted discretionary authority under the Plan, its prior exercise of this authority will not subsequently obligate the Committee to exercise its authority in a like fashion.
[2] The Plan will be interpreted by the Committee in accordance with its terms and their intended meaning. The construction and interpretation of Plan provisions are vested with the Committee, in its absolute discretion, including the determination of Plan Benefits, eligibility and interpretation of Plan provisions. All decisions, determinations and interpretations will be final, conclusive and binding upon all parties having an interest in the Plan.
8.00 Amendments
8.01 Company’s Right to Amend Plan. The Company reserves the right to make, from time to time, any amendment or amendments to the Plan. By adopting this Plan, each Employer delegates to the Company the authority described in this section. Without the affected Member’s written consent, no amendment to the Plan will be effective to the extent that it retroactively decreases a Member’s Plan Benefit.
8.02 Amendment of Vesting Rights. If any amendment to the Plan changes the basis for calculating a Member’s nonforfeitable rights to Plan Benefits, each Member credited with at least three years of service may elect, during the period beginning on the date the amendment is adopted and ending no earlier than the latest of [1] 60 days after the amendment’s adoption, [2] 60 days after the amendment’s effective date or [3] 60 days after the Member is issued a written notice of the amendment, to have his or her nonforfeitable rights calculated without regard to the amendment. If this election is made, a Member’s nonforfeitable right to his or her Plan Benefit will be not less than his or her nonforfeitable right before that election.
8.03 Action by Company. Any action by the Company under this Section 8.00 may be taken by resolution of the Board, by an officer of the Company or by any other person or persons duly authorized by resolution of the Board.

9.00 Termination/Withdrawal
9.01 Right to Terminate. The Company may terminate the Plan at any time with respect to some or all Members and no further Plan Benefits will accrue after the effective date of that termination. By adopting this Plan, each Related Entity delegates to the Company the authority described in this section.
9.02 Distribution of Plan Benefits After Plan Termination. Except as otherwise permitted by Code §409A, termination of the Plan will not accelerate the distribution of any Plan Benefits. Instead, Plan Benefits will be distributed on the date the Plan Benefits would have been distributed had the Plan not been terminated.
9.03 Withdrawal. By action of its board of directors or other governing entity, any Employer may withdraw from the Plan. However, this withdrawal [1] will not be effective until the first day of the Plan Year beginning after the date of that action and [2] will not result in the accelerated liquidation or payment of Plan Benefits earned by the withdrawing Employer’s Employees or Directors. Instead, these amounts will be distributed according to the terms of this document without regard to the Employer’s withdrawal.
10.00 Funding
The Plan is an unfunded, unsecured promise, within the meaning of Title I of ERISA, by each Employer to pay only those Plan Benefits that are accrued by Members while Employees or Directors of each Employer under the terms of the Plan. Neither the Company nor any Related Entity is required to segregate any assets into a fund established exclusively to pay Plan Benefits unless the Company, in its sole discretion, establishes a trust for this purpose. Neither the Company nor the Employer will be liable for the payment of Plan Benefits that are actually distributed from a trust established for that purpose. Also, Members have only the rights of a general unsecured creditor and do not have any interest in or right to any specific asset of the Company, any Employer or any Related Entity. Nothing in this Plan constitutes a guarantee by the Company, any Employer or any Related Entity or any other entity or person that its assets will be sufficient to pay Plan Benefits.
11.00 Miscellaneous
11.01 Mistakes and Misstatements. In the event of a mistake or a misstatement by a Member as to any item of information that is furnished pursuant to the terms of the Plan that has an effect on the amount distributed or to be distributed to that Member, or a mistake by the Plan as to the amount distributed or to be distributed to a Member, the Committee will take any action which in its judgment will result in the payment to which the Member is properly entitled under the Plan. The actions to be taken by the Committee may include the reduction of future payments to the Member, the restatement of the Member’s Plan Benefit, a demand that the Member repay the amounts distributed in error or any other action the Committee believes appropriate.

11.02 No Contract. The adoption and maintenance of this Plan [1] is not a contract of employment between the Employer and any Employee or Member or other person and is not to be interpreted as consideration for, or an inducement or condition of, any employment and [2] is no guarantee that any Director will be nominated for or elected to the Board or the board of directors of any Related Entity. Nothing in this Plan gives to any person the right to be retained in the Company’s or any Employer’s service or to interfere with the Company’s or any Related Entity’s right (which right is expressly reserved) to discharge, with or without cause, any Employee or Member or other person at any time without any liability for any claim either against the Plan (except to the extent otherwise described in the Plan) or against the Company, any Employer, any Related Entity or the Committee (or any member of the Committee).
11.03 Service of Process. The Company’s Secretary is designated as agent for the service of legal process on the Plan.
11.04 Merger or Consolidation. Subject to other terms of the Plan, in case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Member will be entitled to receive immediately after the merger, consolidation or transfer a Plan Benefit that is equal to, or greater than, the Plan Benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer.
11.05 No Alienation. The right of a Member or any other person to receive Plan Benefits may not be assigned, transferred, pledged or encumbered except as provided in the Member’s designation of a Beneficiary, by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber a Plan Benefit will be null and void and of no legal effect. Any attempted action contrary to this section, will be null and void and of no effect whatsoever; the Company, each Employer, each Related Entity and the Committee (and each member of the Committee) may disregard that action and will not be in any manner bound by it; and they, and each of them, will suffer no liability by reason of it. Consistent with Code §409A, if any Member or other person attempts to take any action contrary to this section, the Company, each Employer, each Related Entity and the Committee (and each member of the Committee) will be reimbursed and indemnified on demand out of the interest of that Member in the Plan for any loss, cost or expense incurred as a result of disregarding or of acting in disregard of that action.
11.06 Beneficiary Designation. Each Member may name a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive any vested Plan Benefit that is undistributed at the Member’s death. Unless otherwise provided in the Beneficiary designation, each designation made will revoke all earlier designations made by the same Member, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If a Member has not made an effective Beneficiary designation, the deceased Member’s Beneficiary will be his or her surviving spouse or, if none, the deceased Member’s estate. The identity of a Member’s designated Beneficiary will be based only on the information included in the latest Beneficiary designation form completed by the Member and will not be inferred from any other evidence.

11.07 Applicable Law. The Plan will be governed by and construed in accordance with the laws (other than laws governing conflicts of laws) of the United States and, to the extent applicable, the laws of Ohio.
11.08 Headings. Headings and subheadings in this document are inserted for convenience of reference only. They constitute no part of the Plan.
11.09 Invalid Provision. If any provision of this Plan is held to be illegal or invalid for any reason, the Plan will be construed and enforced as if the offending provision had not been included in the Plan. However, that determination will not affect the legality or validity of the remaining parts of this Plan.
11.10 One Plan. This Plan may be executed in any number of counterparts, each of which will be deemed to be an original.
11.11 Coordination with Other Plans. Members’ rights to any Plan Benefits will be determined solely by reference to the terms of this Plan document and will be unaffected by any other document or agreement between Members, the Company or any Employer.
11.12 Offset. Regardless of any other Plan provision but only to the extent permitted under Code §409A, an Employer may offset any Plan Benefit payable to any Member against any other amounts the Member may owe to that Employer or the Company, whether or not that obligation originated under the terms of the Plan or elsewise.

11.13 Extension of Plan to Related Entities. By action of its Board, the Company may extend this Plan to a Related Entity, but only if the board of directors or governing body of the Related Entity accepts participation in the Plan, agrees to the terms of the Plan and delegates to the Company and the Committee the authority to amend, terminate and administer the Plan according to its terms.